Exhibit 10.1

EQT CORPORATION EXECUTIVE SEVERANCE PLAN

ARTICLE I
PURPOSE

This EQT Corporation Executive Severance Plan (the “Plan”) was established effective as of May 19, 2020 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible executive-level employees of EQT Corporation, a Pennsylvania corporation (the “Company”), who are terminated from employment in certain limited circumstances. The Plan is intended to replace each existing offer letter, employment agreement and severance agreement between the Company and Participants (as defined below) regarding severance or Change of Control (as defined below) benefits.

ARTICLE II
DEFINITIONS

For the purposes of the Plan the following definitions shall apply:

2.1          “Accrued Obligations” means the sum of the Participant’s (a) Base Salary through the Date of Termination to the extent not already paid, and (b) business expenses that are reimbursable in accordance with the Company’s policies and for which Participant submits for reimbursement within thirty (30) calendar days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination.

2.2          “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.3          “Annual Bonus” means Participant’s annual bonus earned by or paid to the Participant in accordance with the Company’s annual bonus plans or programs in effect from time to time. Any “special” or other bonus arrangements are specifically excluded from this definition.

2.4          “Base Salary” means Participant’s annual rate of base salary in effect immediately prior to the occurrence of the facts, circumstances or reasons giving rise to Participant’s termination of employment.

2.5          “Board” means the Board of Directors of the Company, as constituted from time to time.

2.6          “Cause” for termination by the Company of Participant’s employment shall mean the occurrence of any one of the following: (a) the Participant’s conviction of a felony, a crime of moral turpitude or fraud or the Participant having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (b) the Participant’s willful and repeated failures to substantially perform assigned duties, without the same being corrected within fifteen (15) days after being given written notice thereof; or (c) the Participant’s violation of any provision of a written employment-related agreement between the Participant and the Company or express significant policies of the Company. If the Company terminates a Participant’s employment for Cause, the Company shall give the Participant written notice setting forth the reason for the termination no later than thirty (30) days after such termination.

2.7          “Change in Control” has the meaning set forth in the 2020 LTIP.

2.8          “Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second (2nd) anniversary thereof.

2.9          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.10        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11        “Committee” means the Management Development and Compensation Committee of the Board.

2.12        “Company” means EQT Corporation, and any successor to its business or assets, by operation of law or otherwise.

2.13        “Date of Termination” means the effective date of Participant’s termination of employment with the Company or its Affiliates.

2.14        “Disability” of a Participant means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; provided, however, that to the extent necessary to avoid tax penalties under Section 409A, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.

2.15        “Eligible Employee” means an individual who is qualified and designated as such pursuant to Section 3.1 hereof.

2.16        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17        “Good Reason” for any Tier 1 Participant or Tier 2 Participant means such Participant’s resignation within ninety (90) days after (a) reduction in the Participant’s Base Salary of ten percent (10%) or more (unless the reduction is applicable to all similarly situated employees); (b) a reduction in the Employee’s Annual Bonus target of ten percent (10%) or more (unless the reduction is applicable to all similarly situated employees); (c) a significant diminution in the Participant’s job responsibilities, duties or authority; (d) a change in the geographic location of the Participant’s primary reporting location of more than fifty (50) miles; and/or (e) any other action or inaction that constitutes a material breach by the Company of the Plan. For the avoidance of doubt, for any Tier Three Participant, the term “Good Reason” as used herein shall not apply.

2.18        “Notice of Occurrence of Good Reason” means the written notice of the occurrence of an event, which (a) states that the Participant intends to resign for Good Reason pursuant to the Plan and (b) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, with such notice communicated in accordance with Section 9.2 of the Plan.

2.19          “Notice of Termination” means the written notice of termination of Participant’s employment that is communicated in accordance with Section 9.2 of the Plan. If the Company terminates Participant for Cause or Disability, the Notice of Termination shall specify in reasonable detail the grounds for the termination for Cause or Disability.

2.20          “Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Sections 3.1 and 3.2 hereof (including the timely execution and delivery of a Participation Notice), until such time as the Eligible Employee’s participation ceases in accordance with Section 3.3 hereof.

2.21          “Participation Notice” means the notice provided to an employee of the Company that designates such individual as a Participant in the Plan and the terms and conditions of such individual’s participation in the Plan, which notice shall be substantially in the form set forth on Exhibit A. Each Participation Notice will indicate whether a Participant is a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant.

2.22          “Person” means any individual, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

2.23          “Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.24          “Severance Multiple” shall have the following meanings:

Participants	Regular Severance	Termination During Change in Control Protection Period
Tier 1 Participants	Two (2)	Three (3)
Tier 2 Participants	One (1)	Two (2)
Tier 3 Participants	One (1)	One (1)

2.25          “Tier 1 Participant” means, unless otherwise determined by the Committee, the Company’s Chief Executive Officer.

2.26          “Tier 2 Participant” means the Company’s executive officers as defined under Section 16 of the Exchange Act, and any other individual designated by the Committee as a Tier 2 Participant, in each case, as indicated in such Participant’s Participation Notice.

2.27          “Tier 3 Participant” means key executive-level employees that are not a Tier 1 Participant or Tier 2 Participant as determined by the Committee and indicated in such Participant’s Participation Notice.

2.28          “2020 LTIP” means the EQT Corporation 2020 Long-Term Incentive Plan, as may be amended and restated from time to time and any successor thereto.

ARTICLE III
ELIGIBILITY FOR SEVERANCE PAYMENTS AND BENEFITS

3.1              Eligible Employees. Eligibility to participate in the Plan shall be limited to those officers and key executives of the Company and its Affiliates who (a) are full-time employees, and (b) are elected by the Board to an officer position contemplated within the definition of either Tier 1 Participant or Tier 2 Participant, as applicable, or are otherwise designated as Eligible Employees by the Committee, in their sole discretion.

3.2              Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver a Participation Notice to the Company within thirty (30) calendar days after the Eligible Employee first receives the Participation Notice to be executed.

3.3              Duration of Participation. Subject to ARTICLE VII hereof, an Eligible Employee participating in the Plan shall cease to be a Participant in the Plan if the Eligible Employee ceases to be employed by the Company or an Affiliate for any reason, unless such Eligible Employee is then entitled to a severance benefit as provided in Sections 3.4 and 3.5 of the Plan. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Sections 3.4 or 3.5 of the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to Participant in full.

3.4              Severance Payments and Benefits - Non Change of Control. If the Company terminates a Participant’s employment other than for Cause, Disability or death or a Tier 1 Participant or Tier 2 Participant resigns with Good Reason (after having complied with Section 3.6), in either case, other than during the Change in Control Protection Period, then the Company shall provide the following benefits to the Participant in accordance with their designation, in addition to the Accrued Obligations:

3.4.1          A lump sum cash payment equal to the amount of any unpaid annual cash bonus for the calendar year before the year in which the Participant’s termination of employment occurs, payable based on actual performance at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees (but in all events no earlier than the Release Effective Date (as defined below));

3.4.2         An amount in cash equal to the applicable Severance Multiple times the sum of (a) the Participant’s Base Salary in effect at the time of the Participant’s termination of employment plus (b) the average of the Annual Bonuses the Participant earned for the three (3) fiscal years preceding the year of the Participant’s termination of employment (or if such termination of employment occurs prior to a Participant having been employed by the Company for three (3) full fiscal years and through the determination and payment, if any, of the Annual Bonus for any of such three (3) years, then such average shall be calculated by including, for each partial fiscal year of employment and each fiscal year during which such individual was not employed by the Company, the greater of (i) the Participant’s actual Annual Bonus award for such partial fiscal year and (ii) the Participant’s target annual bonus opportunity in effect immediately prior to the Participant’s termination of employment), which shall be paid in substantially equal installments in accordance with the Company’s ordinary course payroll practices beginning on the first (1st) regularly scheduled payroll date following the Release Effective Date and over a period of time that is one (1) year multiplied by the applicable Severance Multiple; provided that payment of any amount that constitutes “nonqualified deferred compensation” for purposes of Section 409A that is scheduled to occur during the first sixty (60) days following the Participant’s termination of employment shall not be paid until the first (1st) regularly scheduled payroll period following the sixtieth (60th) day following such termination of employment and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

3.4.3          A lump sum payment equal to the Participant’s annual cash bonus for the year in which the termination of employment occurs, prorated to reflect the number of days that the Participant was employed during the year in which the termination of employment occurs and payable based on actual performance at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees;

3.4.4          A lump sum payment payable within sixty (60) days following the Participant’s termination of employment equal to the product (a) eighteen (18) and (b) one hundred percent (100%) of the then-current COBRA monthly rate for family coverage; and

3.4.5          Notwithstanding anything to the contrary contained in the 2020 LTIP or any other equity compensation plan of the Company (each, an “Equity Plan”) or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

(1)	For each unvested Equity Plan award that vests based solely on continued service (a “Time Award”), a prorated portion of such Time Award will vest on the Release Effective Date, with such prorated portion equal to (x) the number of shares subject to such Time Award that will vest on the vesting date with respect to such award immediately following the Participant’s termination of employment, (y) multiplied by a fraction, the numerator of which is the number of days between the vesting date with respect to such award immediately preceding the Participant’s termination of employment (or the grant date, if no vesting date with respect to such award precedes the Participant’s termination of employment) and the date of the Participant’s termination of employment, and the denominator of which is the number of days between the vesting date with respect to such award immediately preceding the Participant’s termination of employment (or the grant date, if no vesting date with respect to such award precedes the Participant’s termination of employment) and the vesting date with respect to such award immediately following the Participant’s termination of employment, and will be settled on such date or dates set forth in the award agreement evidencing the grant of such Time Award, and

(2)	For each unvested Equity Plan award that vests based on the attainment of performance goals (a “Performance Award”), the award will remain outstanding and continue to vest under its original terms through the conclusion of the performance period (only without regard to any continued service requirement) and the final amount of the award will be prorated based on the number of days that the Participant was employed during the performance period and settled on such date or dates set forth in the award agreement evidencing the grant of such Performance Award.

3.5             Severance Payments and Benefits - Change of Control. If the Company terminates a Participant’s employment other than for Cause, Disability or death or a Tier 1 Participant or Tier 2 Participant resigns with Good Reason (after having complied with Section 3.6), in either case, during the Change in Control Protection Period, then the Company shall provide the following benefits to the Participant in accordance with their designation, in addition to the Accrued Obligations:

3.5.1          A lump sum cash payment equal to the amount of any unpaid annual cash bonus for the calendar year before the year in which the Participant’s termination of employment occurs, payable based on actual performance at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees (but in all events no earlier than the Release Effective Date (as defined below);

3.5.2          A lump sum payment payable within sixty (60) days following the Participant’s termination of employment equal to the applicable Severance Multiple times the sum of (a) the Participant’s Base Salary in effect at the time of the Participant’s termination of employment plus (b) the average of the Annual Bonuses the Participant earned for the three (3) fiscal years preceding the year of the Participant’s termination of employment (or, if fewer, the maximum number of fiscal years in which a Participant was eligible to receive an Annual Bonus prior to the Participant’s termination of employment);

3.5.3          Without duplication of any annual cash bonus (or portion thereof) received by the Participant in connection with such Change of Control, a lump sum payment equal to the Participant’s annual cash bonus for the year in which the termination of employment occurs, prorated to reflect the number of days that the Participant was employed during the year in which the termination of employment occurs and payable based on actual performance at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees;

3.5.4          A lump sum payment payable within sixty (60) days following the Participant’s termination of employment equal to the product of (a) twenty-four (24) and (b) one hundred percent (100%) of the then-current COBRA monthly rate for family coverage.

3.5.5          Notwithstanding anything to the contrary contained in any Equity Plan or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

(1)	each Time Award will become one hundred percent (100%) vested on the Release Effective Date and will be settled on such date or dates set forth in the award agreement evidencing the grant of such Time Award, and

(2)	for each Performance Award, the award will remain outstanding and continue to vest under its original terms through the conclusion of the performance period (only without regard to any continued service requirement) and settled on such date or dates set forth in the award agreement evidencing the grant of such Performance Award.

3.6              Good Reason Notice. Any Tier 1 Participant or Tier 2 Participant claiming Good Reason to terminate his/her employment must provide the Company a Notice of Occurrence of Good Reason within ninety (90) calendar days after the occurrence of the event. Unless the Company waives in writing its rights under this Section 3.6, failure for any reason to give Notice of Occurrence of Good Reason shall be deemed a waiver of the right to terminate employment for such Good Reason. Following receipt of the Notice of Occurrence of Good Reason, the Company shall have a period of thirty (30) calendar days in which to cease and/or cure the event, circumstance or conduct constituting Good Reason (the “Cure Period”). If the event, circumstance or conduct constituting Good Reason is ceased and/or cured within the Cure Period, Participant will not be entitled to severance payments and benefits with respect to such occurrence. If the Company waives in writing its right to cure or does not cure the event, circumstance or conduct constituting Good Reason within the Cure Period, Participant shall have thirty (30) days after the earlier of the receipt of the written waiver or end of the Cure Period to provide Notice of Termination to the Company in order to exercise the right to terminate employment for Good Reason with respect to such event, circumstance or conduct. If Participant fails to deliver Notice of Termination within such time period, such failure shall be deemed a waiver of the right to terminate employment for Good Reason as a result of such event, circumstance or conduct. Following the Notice of Termination, the Company will have no opportunity to cure, and Participant will be entitled to severance payments and benefits under, the Plan. Participant’s actual termination date shall be determined in the sole discretion of the Company but no later than thirty (30) calendar days from the date of the Notice of Termination. Notwithstanding anything in the Plan to the contrary, in the event of any reduction in a Participant’s total compensation opportunity or employee benefits that would constitute Good Reason under Section 2.17 such reduction shall be disregarded for purposes of calculating amounts due to the Participant under Sections 3.4 or 3.5.

3.7              Release; Continued Compliance. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any benefits to a Participant under Sections 3.4.1 through 3.4.5 or Section 3.5.1 through 3.5.5 hereof unless: (a) Participant first executes no later than sixty (60) calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit B, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law, (b) Participant does not revoke the release within seven (7) days after signature, and (c) the release becomes effective and irrevocable in accordance with its terms (such date, the “Release Effective Date”). If the combined release execution period and revocation period span two (2) calendar years, payments subject to the release will commence in the second (2nd) calendar year. Furthermore, the Participant must remain in compliance with the obligations provided hereunder, including but not limited to the Participant’s compliance with the covenants set forth in ARTICLE VIII.

3.8             Exclusive Severance Benefit. Notwithstanding the foregoing provisions of this ARTICLE III, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to the Plan shall be in lieu of any benefits under any other severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of Participant’s employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment) and in lieu of any severance or separation pay benefit that may be required under applicable law. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of the Plan.

3.9              Tax Withholding. The Company may withhold from all payments due to Participant (or his/her estate) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld.

3.10           Payment After Participant’s Death. If a Participant dies after all conditions to receive benefits under Sections 3.4 or 3.5 have been satisfied, any amount not yet paid to such Participant under the Plan (other than amounts which, by their terms, terminate upon the death of such Participant) shall be paid in accordance with the terms of the Plan to the executors, personal representatives, or administrators of such Participant’s estate.

ARTICLE IV

TAX INFORMATION

4.1          Code Section 280G.

4.1.1	Notwithstanding anything in the Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payments to such Participant, a calculation shall be made comparing (a) the net after-tax benefit to the Participant of the Payments after payment by the Participant of the Excise Tax, to (b) the net after-tax benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (a) above is less than the amount calculated under clause (b) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined below). For purposes of this Section 4.1, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4.1, the “Parachute Value” of a Payment means the present value as of the date of a Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

4.1.2	All determinations required to be made under this Section 4.1, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm chosen by the Company (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days after the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which a Participant was entitled to, but did not receive pursuant to Section 4.1.1, could have been made without the imposition of the Excise Tax (the “Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

4.2          IRS Code Section 409A.

4.2.1	It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if Participant is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in the Plan to the contrary, any payments or benefits considered to be “nonqualified deferred compensation” for purposes of Section 409A payable upon a “separation from service” (in accordance with Section 409A) that would otherwise be paid or provided to such Participant during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first (1st) business day that is more than six (6) months after Participant’s separation from service.

4.2.2	A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

4.2.3	Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under the Plan for any nonqualified deferred compensation commences in one (1) calendar year and ends in a second (2nd) calendar year, the payments shall not be paid (or installments commenced) until the later of the first (1st) payroll date of the second (2nd) calendar year, or the date that the release described in Section 3.7 becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments.

4.2.4	Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through Participant) as a result of the Plan.

ARTICLE V

PLAN ADMINISTRATION

5.1          The Plan shall be administered by the Committee. The Committee shall have all powers expressly conferred upon it under the Plan and such other powers as are reasonably necessary to carry out expressed powers, authority and duties.

5.2          The Committee shall have the discretionary power and authority to interpret and construe the provisions of the Plan and to make factual determinations in deciding whether a claimant is entitled to benefits under the Plan. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the claimant is entitled to benefits under the Plan. The Committee shall have the maximum discretion permitted under law to interpret the Plan, and all decisions of the Committee shall be final and binding on all interested parties.

5.3          Committee action shall be taken only with majority approval, which may be expressed by a vote at a meeting of the Committee or in writing without a meeting.

5.4          The Company shall indemnify any officer, director or employee of the Company to whom any power, authority or responsibility is allocated or delegated under the Plan for any liability actually and reasonably incurred with respect to the exercise or failure to exercise such power, authority or responsibility, unless such liability results from such person’s own gross negligence or willful misconduct.

ARTICLE VI

PLAN FUNDING

6.1          Benefits shall be paid solely out of the general assets of the Company. No Participant contributions are required or accepted.

6.2          All costs and expenses of Plan administration shall be paid by the Company.

ARTICLE VII

PLAN AMENDMENT AND TERMINATION

7.1          Prior to the consummation of a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as a Participant); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Participant, such amendment will become effective with respect to such Participant six (6) months following approval by the Board or Committee. Notwithstanding the foregoing, during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Participant under the Plan (including the removal of an individual as a Participant) unless such Participant expressly consents to such amendment or termination.

ARTICLE VIII
RESTRICTIVE COVENANTS

8.1           Confidentiality of Information and Non-Disclosure. By signing the Participation Notice, Participant acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, the Participant agrees that at all times during the term of the Plan and for as long as the information remains confidential after the termination of the Participant’s employment, he or she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Participant, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (a) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (b) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (c) any other information related to the Company which has not been published and is not generally known outside of the Company. Participant acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in the Plan prohibits the Participant from (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures (including of confidential information) that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing trade secrets when the disclosure is solely for the purpose of (x) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (y) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (z) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.

8.2	Restrictions on Competition and Solicitation. By signing the Participation Notice, each Participant acknowledges and agrees to the following:

8.2.1	While the Participant is employed by the Company and for a period equal to one year multiplied by the Participant’s Severance Multiple for regular severance thereafter, the Participant will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below), (a) act in any capacity for any business in which his/her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Participant’s employment with the Company, (b) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of the Participant’s employment with the Company, or (c) become employed by such an entity in any capacity which would require the Participant to carry out, in whole or in part, the duties the Participant has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of the Participant’s employment with the Company. Notwithstanding the foregoing, the Participant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of the Participant’s employment with the Company only to the extent that the Participant acquired or was privy to confidential information regarding such services, products or businesses. The Participant acknowledges that this restriction will prevent the Participant from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company. Notwithstanding anything to the contrary in the foregoing paragraph or in this Plan, Participant shall not in any way be restricted from being employed as an attorney in the oil and gas industry immediately following the date of Participant’s termination of employment with the Company.

8.2.2	“Restricted Territory” shall mean (a) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including, but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (b) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (c) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in clauses(a) and (b) above within the six (6)-month period immediately preceding the end of the Participant’s employment with the Company provided that Participant had actual knowledge of the offer or decision to make an offer prior to Participant’s separation from the Company. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

8.2.3	Participant agrees that while the Participant is employed by the Company and for a period equal to one (1) year multiplied by the Participant’s Severance Multiple for regular severance thereafter, Participant shall not, directly or indirectly, solicit the business of, or do business with (a) any customer that Participant approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1)-year period preceding Participant’s separation from the Company; and (b) any prospective customer of the Company who was identified to or by the Participant and/or who Participant was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Participant’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Participant’s employment with the Company, and/or which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Participant’s employment with the Company to be offered in the future.

8.2.4	While the Participant is employed by the Company and for a period equal to one (1) year multiplied by the Participant’s Severance Multiple for regular severance thereafter, Participant shall not, (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

8.3           Severability and Modification of Covenants. By signing the Participation Notice, each Participant acknowledges and agrees that each of the covenants set forth in this ARTICLE VIII (the “Restrictive Covenants”) is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Plan or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of the Plan shall be valid and enforceable.

8.4           Reasonable and Necessary Agreement. By signing the Participation Notice, each Participant acknowledges and agrees that (a) this ARTICLE VIII is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this ARTICLE VIII are reasonable; (c) the Participant has no intention of competing with the Company within the limitations set forth above; (d) the Participant acknowledges and warrants that the Participant believes that Participant will be fully able to earn an adequate livelihood for the Participant and Participant’s dependents if the covenant not to compete contained in the Plan is enforced against the Participant; and (e) the Participant has received adequate and valuable consideration for agreeing to the Restrictive Covenants.

8.5           Injunctive Relief and Attorneys’ Fees. By signing the Participation Notice, each Participant stipulates and agrees that any breach of the Restrictive Covenants by the Participant will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without the need to post bond or prove actual damages, to obtain such preliminary, temporary or permanent injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Participant of the Restrictive Covenants. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, the duration of any violation of Section 8.2 shall be added to the applicable restricted period specified in Section 8.2. The Company and each Participant understand and agree that, if the Company and any Participant become involved in a lawsuit regarding the enforcement of the Restrictive Covenants, the prevailing party will be entitled, in addition to any other remedy, to recover from such Participant its reasonable costs and attorneys’ fees incurred. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of Participant based on, or arising out of, the Plan or any other event or transaction arising out of the employment relationship.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1           Neither the adoption nor the maintenance of the Plan shall be deemed to constitute a contract, implied or expressed, between the Company and any Participant. Nothing in the Plan shall affect the Company’s right to discharge or otherwise discipline Participants. The Plan does not create in Participant a right to employment or continued employment for any certain period.

9.2           For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by (1) United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt; (2) personal delivery to the Chief Executive Officer or Chief Human Resources Officer; or (3) email:

To the Company, with a copy to the Chief Human Resources Officer:

EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222-3111
Attention: General Counsel

To Participant: At Participant’s most recent mailing address in the records of the Company, or at Participant’s Company email address (during employment)

9.3           Except as set forth in Section 3.10, nothing in the Plan shall be construed as giving any rights under the Plan to any third party, and no rights or benefits hereunder shall be subject to the debts or liabilities of any Participant or beneficiary. No Participant or beneficiary may alienate, transfer, assign or pledge any right or benefit under the Plan.

9.4           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume the Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan) and the heirs, beneficiaries, executors and administrators of each Participant.

9.5           The Article and Section headings contained herein are for convenience of reference only and shall not be construed as defining or limiting the matter contained thereunder. Unless otherwise indicated, all references to Articles, Sections and subsections shall be to the Plan as set forth in the Plan. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

9.6           This Plan shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles. Except to the extent that any dispute is required to be submitted to arbitration as set forth in Section 9.7 below, each Participant agrees that the exclusive forum for any action to enforce this Plan, as well as any action relating to our arising out of this Plan, shall be the state courts of Allegheny County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, Pittsburgh Division. With respect to any such court action, each Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Each Participant further agrees that such courts are convenient forums for any dispute that may arise herefrom and that each Participant will not raise as a defense that such courts are not convenient forums.

9.7           Each Participant agrees that any controversy, claim, or dispute between a Participant and the Company arising out of or relating to this Plan or the breach thereof, or arising out of any matter relating to the Participant’s employment with the Company or one of its Subsidiaries or Affiliates or the termination thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be governed by the Federal Arbitration Act, shall be held in Pittsburgh, Pennsylvania, and shall be conducted before a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and the applicable Participant shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”), and the AAA shall select a third arbitrator from the Commercial Panel. The Arbitration Panel shall render a reasoned opinion in writing in support of its decision. Any award rendered by the Arbitration Panel shall be final, binding, and confidential as between the Company and the Participant. Notwithstanding this agreement to arbitrate, in the event that a Participant breaches or threatens to breach any of the Participant’s obligations under ARTICLE VIII, the Company shall have the right to file an action in one of the courts specified in Section 9.6 above seeking temporary, preliminary or permanent injunctive relief to enforce the Participant’s obligations under ARTICLE VIII.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 19th day of May, 2020.

EQT CORPORATION

By:	/s/ Lesley Evancho
Name:	Lesley Evancho
Title:	Chief Human Resources Officer

EXHIBIT A

Participation Notice
Personal & Confidential

[DATE]

[NAME]
[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in the EQT Corporation Executive Severance Plan (the “Plan”), which has been established to provide severance benefits to certain senior leaders of the Company who are terminated from employment in certain limited circumstances.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan and this participation notice (this “Participation Notice”). Your Participant classification is [Tier 1 Participant]/ [Tier 2 Participant]/ [Tier 3 Participant], and you shall be eligible to receive severance payments and benefits in accordance with the Plan and such classification.

Legal Acknowledgments

By signing this Participation Notice, you hereby acknowledge and agree that:

•	As a condition to, and in consideration of, your right to participate in the Plan, any change in control agreement, employment agreement, offer letter provision addressing severance or any other severance arrangement (including any confidentiality, non-solicitation and non-competition agreement) with the Company (including any predecessor companies) entered into on or prior to the date hereof (the “Prior Arrangement”) is hereby terminated and of no further force or effect, and you hereby waive and release any and all rights and claims under the Prior Arrangements.

•	You have been provided a copy of the Plan and had an opportunity to review and ask questions about the Plan. You understand that the Plan contains Restrictive Covenants, which include restrictions on your use or disclosure of confidential information, noncompetition provisions and prohibitions on soliciting our customers or employees upon any termination of employment (collectively, the “Restrictive Covenants”). You further understand that (a) the Restrictive Covenants are intended to encourage conduct that protects the legitimate business assets of the Company and its subsidiaries and affiliates, (b) as a condition to and in consideration of participating in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants, and (c) you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants.

•	You further acknowledge that by signing this Participation Notice, you have agreed to comply with the Restrictive Covenants.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not returning this Participation Notice.

If you wish to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to me so that it is received no later than [Date]. This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

It is important that the terms and conditions of your participation in the Plan as set forth in this Participation Notice be kept confidential, as they pertain only to you.

If you have any questions regarding this Participation Notice or the Plan, please direct those questions to EQT Corporation’s Chief Human Resources Officer.

Sincerely,

[NAME]

Agreed to and accepted:

[NAME]

Date

EXHIBIT B

FORM OF

AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE (this “Agreement”), is entered into between EQT Corporation (together with its subsidiaries and affiliates, “EQT” or the “Company”) and [NAME] (“Employee”).

WHEREAS, Employee’s employment with EQT terminated on [DATE] (the “Separation Date”);

WHEREAS, the EQT Corporation Executive Severance Plan (the “Plan”) provides that Employee shall be eligible for certain benefits upon termination of employment in exchange for, among other things, a general release of claims in a form acceptable to EQT; and

WHEREAS, the parties desire to fully and finally resolve all issues between them including any issues arising out of the employment relationship and the termination of that relationship.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.                  Termination of Employment. Employee acknowledges and agrees that, effective as of 5:00 p.m. on the Separation Date, Employee discontinued full-time employment with EQT. EQT and Employee acknowledge and agree that Employee experienced a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) as of 5:00 p.m. on the Separation Date.

2.                  Resignation from Positions. Effective as of 5:00 p.m. on the Separation Date, Employee hereby resigns his/her position as [POSITION] and from any other positions Employee might hold with EQT and its affiliates. While Employee agrees that the foregoing resignations are intended to be self-effectuating, Employee further agrees to execute any documentation that EQT determines necessary or appropriate to facilitate such resignations.

3.                  Termination Payments and Benefits.1 Capitalized terms used in this Section 3 without definition shall have the meanings ascribed to such terms in the Plan. Subject to Employee’s execution of this Agreement, the expiration of the revocation period described in Section 10 of this Agreement (the date of the expiration of such revocation period, the “Release Effective Date”) and Employee’s compliance with Employee’s obligations under this Agreement and the Plan, including the restrictive covenants set forth herein and therein (collectively, the “Agreement Conditions”), Employee shall be entitled to the following compensation and benefits:

1 NTD: Compensation and benefits to be updated at the time of termination for post-Change of Control employment termination, if applicable, per Section 3.5 of the Plan.

a.	[Pursuant to Section 3.1.4 of the Plan, a cash payment equal to $[ ] (i.e., Employee’s unpaid annual cash bonus for the calendar year before the Separation Date), which shall be paid at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees (but in all events no earlier than the Release Effective Date).][2]

b.	Pursuant to Section 3.4.2 of the Plan, a cash payment equal to $[__] (i.e., the applicable Severance Multiple times the sum of (i) Employee’s Base Salary in effect as of the Separation Date plus [(ii) the average of the Annual Bonuses Employee earned for the three (3) fiscal years preceding the year of the Separation Date]3), which shall be paid in substantially equal installments in accordance with the Company’s ordinary course payroll practices beginning on the first regularly scheduled payroll date following the Release Effective Date and during the [12]/[24]-month period thereafter.

c.	Pursuant to Section 3.4.3 of the Plan, a cash payment equal to $[__] (i.e., Employee’s annual cash bonus for the year of the Separation Date, prorated to reflect the number of days that the Employee was employed during the year in which the Separation Date occurs), which shall be payable based on actual performance at such time as annual cash bonuses are paid under the Company’s annual cash bonus plan to similarly situated employees.

d.	Pursuant to Section 3.4.4 of the Plan, a cash payment equal to $[__] (i.e., the product of (i) eighteen (18) and (ii) 100% of the current Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) monthly rate for family coverage), which shall be paid in a lump sum within 60 days following the Separation Date.

e.	Pursuant to Section 3.4.5(1) of the Plan, a prorated portion of Employee’s Time Awards will vest on the Release Effective Date, with such prorated portion equal to (x) the number of shares subject to such Time Award that will vest on the vesting date with respect to such award immediately following the Separation Date, (y) multiplied by a fraction, the numerator of which is the number of days between the vesting date with respect to such award immediately preceding the Separation Date (or the grant date, if no vesting date with respect to such award precedes the Separation Date) and the Separation Date, and the denominator of which is the number of days between the vesting date with respect to such award immediately preceding the Separation Date (or the grant date, if no vesting date with respect to such award precedes the Separation Date) and the vesting date with respect to such award immediately following the Separation Date. Employee acknowledges and agrees that all such awards (including the applicable prorated portion contemplated by this subsection (e) for each such award) are reflected on Exhibit A attached hereto.

2 NTD: To be removed if annual bonus paid for calendar year preceding year of Separation Date prior to the Separation Date.

3 NTD: To be updated if Employee has not been employed for three full fiscal years.

f.	Pursuant to Section 3.4.5(2), all Performance Awards held by Employee as of the Separation Date shall remain eligible to vest to the same extent as if Employee’s employment had not terminated on the Separation Date, and the final amount of such awards will be prorated based on the number of days that Employee was employed during the performance period and settled on such date or dates set forth in the award agreement evidencing the grant of such Performance Awards. Employee acknowledges and agrees that all such awards (including the applicable prorated portion contemplated by this subsection (f) for each such award) are reflected on Exhibit B attached hereto.

The payments provided under this Section 3 are subject to applicable tax and payroll withholding. Except as expressly provided in Sections 3(e) and (f) above, Employee’s rights under the long-term incentive programs referenced above shall remain subject to the terms and conditions of the applicable award program documentation, as they may be amended from time to time. In the event of Employee’s death, any amounts payable under this Section 3 shall be paid to Employee’s estate.

4.                  Cooperation. Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company. Further, Employee hereby re-affirms the reasonableness of, and his/her agreement to abide by, Employee’s obligations under, and the terms and conditions of, the Plan.

5.                  Condition to Payment; Employee Acknowledgements. Employee hereby acknowledges and agrees that EQT’s obligation to provide the payments set forth in Section 3 of this Agreement is subject to Employee’s satisfaction of the Agreement Conditions. Further, Employee hereby acknowledges and agrees that the payments set forth in Section 3 of this Agreement, together with any accrued but unpaid base salary and any vested account balance that Employee may have under the EQT Employee Savings Plan, shall be in full satisfaction of all obligations of EQT to Employee under this Agreement, the Plan and any other compensation or benefit plan, agreement or arrangement or otherwise. Employee hereby understands that any payments or benefits set forth in Section 3 of this Agreement represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which Employee was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. Employee hereby reaffirms Employee’s obligations to keep EQT’s information confidential and that Employee has returned all EQT property (including EQT confidential information) in Employee’s possession.

6.                  Release of Claims. In consideration for EQT’s commitments herein, Employee, on behalf of Employee, Employee’s heirs, representatives, estates, successors and assigns, does hereby voluntarily, irrevocably and unconditionally release and forever discharge EQT, its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all suits, actions, causes of action, damages and claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the date Employee signs this Agreement, except for the performance of the provisions of this Agreement, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, all as amended, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, as amended, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Employee’s employment with EQT. Employee also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this Agreement or in connection with any matter released in this Agreement.

The release in the preceding paragraph is intended to be a general release, excluding only claims which Employee is legally barred from releasing.  Employee understands that the release does not include: any claims that cannot be released or waived as a matter of law; any claim for or right to vested benefits under a 401(k) plan on or prior to the Separation Date; any right to enforce this Agreement; and any claims based on acts or events occurring after Employee signs this Agreement.  Nothing in this Agreement prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

Nothing in this Agreement or the Plan prohibits Employee from: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (b) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (ii) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (iii) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.                  No Pending Actions. Employee warrants that Employee has no actions now pending against Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to Employee’s employment with EQT. Employee represents and warrants that Employee has made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 6 above. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Equal Pay Act. Employee, however, waives Employee’s right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or relating to Employee’s employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right Employee had to obtain a recovery if an administrative agency pursues a claim on Employee’s behalf against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement. However, nothing in this Agreement prevents Employee from making any reports to or receiving any awards from the Securities and Exchange Commission or the Occupational Safety and Health Administration.

8.                  Nonadmission. By entering into this Agreement, EQT in no way admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by EQT or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

9.                  Agreement Consideration Period. Employee acknowledges that Employee has been given the opportunity to consider this Agreement for [twenty-one (21)]/[forty-five (45)] calendar days, which is a reasonable period of time, and that Employee has been advised to consult with an attorney in relation thereto prior to executing it. Employee further acknowledges that Employee has had a full and fair opportunity to consult with an attorney, that Employee has carefully read and fully understands all of the provisions of this Agreement, that Employee has discussed this Agreement with such attorneys if Employee has chosen to, and that Employee is voluntarily executing and entering into this Agreement, intending to be legally bound hereby. If Employee signs this Agreement in less than [twenty-one (21)]/[forty-five (45)] calendar days, Employee acknowledges that Employee has thereby waived Employee’s right to the full [twenty-one (21)]/[forty-five (45)] calendar day consideration period.

10.               Revocation Period. For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke it by delivery of a written notice revoking same within that seven (7)-day period to the office of the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA, 15222. This Agreement shall not be effective or enforceable until that seven (7)-day revocation period has expired, and EQT shall not be obligated to make any of the payments, or provide any of the benefits, described in Section 3 prior to such expiration.

11.              Remedies. If Employee does not comply with the terms of this Agreement or revokes his/her execution of this Agreement, EQT, in addition to any other remedies it may have (whether under applicable law, the Plan or otherwise), shall be entitled to cease payment of the payments contemplated by Section 3 of this Agreement to the extent not previously paid or provided. Without limiting the generality of the foregoing, in the event of Employee’s actual or threatened breach of any Agreement Condition set forth in this Agreement or the Plan, EQT shall be entitled to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction. Employee understands that by entering into this Agreement Employee will be limiting the availability of certain remedies that Employee may have against the Releasees and limiting also his/her ability to pursue certain claims against the Releasees.

12.             Severability. The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

13.              Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

14.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

15.              Entire Agreement. Except: (a) as provided in the second sentence of this Section 15; (b) [for the Indemnification Agreement between EQT and Employee; (c)]4 the Plan; and (d) as otherwise expressly set forth in this Agreement, this Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties and it supersedes all prior agreements and understandings between EQT and Employee (oral or written). For the avoidance of doubt, Employee’s covenants, obligations and acknowledgments, and EQT’s rights and remedies, set forth in the Plan remain in full force and effect.

4 NTD: To be included as appropriate.

16.              Amendments. This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

17.              Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.

18.              EMPLOYEE ACKNOWLEDGEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT EMPLOYEE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION

By:
Name:	NAME
Title:

Date	Date

EXHIBIT A

EMPLOYEE’S TIME AWARDS

EXHIBIT B

EMPLOYEE’S PERFORMANCE AWARDS